UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 18, 2016

ARTEC GLOBAL MEDIA, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	333-186732	99-0381772
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 E William St., Suite 204, Carson City, NV 89701

(Address of Principal Executive Offices) (Zip Code)

(844) 505-2285

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03. Material Modification to Rights of Security Holders.

Adoption of Certificate of Designation

On May 18, 2016, the Company's Board of Directors (the "Board"), by unanimous written consent, authorized the creation (using a portion of the ten million (10,000,000) authorized but unissued shares of blank check preferred stock of the Company) of a series of one hundred thousand (100,000) shares of Preferred Stock, par value $0.001 per share, designated as "Series A Convertible Preferred Stock", and, in connection therewith, adopted the Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock (the "Certificate of Designation"), a copy of which is filed as Exhibit 3.2 to this Form 8-K.

The Certificate of Designation was filed with the Office of the Secretary of State of the State of Nevada on May 19, 2016.

Voting Rights

When issued, the Series A Convertible Preferred Stock votes together with the Company's common stock, par value $0.001 per share (the "Common Stock"), as follows: for each share of Series A Convertible Preferred Stock held by a holder of Series A Convertible Preferred Stock, such holder shall be entitled (in any stockholders' meeting and in any action to be voted on or consented to by stockholders of the Company) to the number of votes (and the voting rights and powers) as such holder would have if such holder were holding one million (1,000,000) shares of Common Stock.

Conversion

Each share of Series A Convertible Preferred Stock shall be convertible initially into five hundred thousand (500,000) shares of Common Stock, which amount of shares is subject to certain adjustments set forth in the Certificate of Designation. Notwithstanding the foregoing, no shares of Series A Convertible Preferred Stock may be converted into Common Stock before May 1, 2018, except (i) in the event of liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or (ii) in the event of a merger or acquisition of the Corporation.

The summary of the Certificate of Designation set forth above is qualified in its entirety by the copy of the Certificate of Designation which was filed as Exhibit 3.2 to this Form 8-K.

Item 5.01. Changes in Control of Registrant.

Upon the issuance of the shares of Series A Convertible Preferred Stock to Caleb W. Wickman and A. Stone Douglass described in Item 5.02 below, Messrs. Wickman (38.0%) and Douglass (18.8%) control approximately 56.8% of the voting power of the Company. It is anticipated that as soon as practicable after the shares of Series A Convertible Preferred Stock are issued to Messrs. Wickman and Douglass, Messrs. Wickman and Douglass will execute a written consent authorizing the Company to increase its authorized shares of Common Stock from 750,000,000 to 10,000,000,000 to, among other reasons, allow the Company to satisfy its obligations under existing convertible notes issued by the Company and facilitate future financings. The Company anticipates filing a Preliminary Information Statement related thereto after Messrs. Wickman and Douglass execute such written consent.

2

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 26, 2016, the Compensation Committee of the Board (the "Compensation Committee") determined and recommended that it is advisable and in the best interest of the Company for the Company to promptly issue and deliver (i) six hundred (600) fully paid and non-assessable shares of Series A Convertible Preferred Stock to Caleb W. Wickman as partial payment of the compensation currently due and owing to Mr. Wickman, and (ii) three hundred (300) fully paid and non-assessable shares of Series A Convertible Preferred Stock to A. Stone Douglass as partial payment of the compensation currently due and owing to Mr. Douglass. On May 26, 2016, the Board approved such actions and such shares were issued.

Item 9.01. Financial Statements and Exhibits

MATERIAL TO BE FILED AS EXHIBITS:

Exhibit No.	Description of Exhibit

3.2	Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock of Artec Global Media, Inc.

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARTEC GLOBAL MEDIA, INC.

Dated: May 27, 2016	By:	/s/ Caleb Wickman
Caleb Wickman
President and Treasurer
(Principal Executive Officer and Principal Financial Officer)

4